Exhibit 99.1

For Immediate Release

For more information contact:    Annie Leschin

StreetSmart Investor Relations

415-775-1788

or

David I. Rosenthal

UQM Technologies, Inc.

303-682-4900

UQM Technologies Reports First Quarter Operating Results

LONGMONT, COLORADO, JULY 31, 2014 - UQM TECHNOLOGIES, INC. (NYSE MKT: UQM), a developer of alternative energy technologies, today announced operating results for the first quarter ended June 30, 2014. Total revenue for the quarter was $1.0 million compared to $1.9 million for the same quarter last year. Net loss for the first quarter was $1.3 million, or $0.03 per common share. This compares to a net loss of $0.9 million, or $0.02 per common share for the same period last year.

”While quarterly revenue was impacted by the delayed start of the 2014 California Hybrid and Zero-Emission Truck and Bus Voucher Incentive Project as well as the timing of customer orders, we continued to make significant progress on our strategic initiatives,” said Eric R. Ridenour, UQM Technologies’ President and Chief Executive Officer. “The addition of new customers in a variety of important geographies, particularly China, is broadening our reach. We now have more total customers than we have ever had who are designing our industry-leading products into their next-generation vehicles. Together with key manufacturing certifications, we believe the strategic components are coming together for long-term success.”

As of June 30, 2014, UQM reported cash and short term investments of $9.5 million and working capital of $19.2 million.

Conference Call

The Company will host a conference call today at 4:30 p.m. Eastern Time to discuss operating results for the quarter ended June 30, 2014. To attend the conference call, please dial 1-888-417-8465 approximately ten minutes before the conference is scheduled to begin and provide the passcode “5689378” to access the call. International callers should dial 1-719-325-2323. For anyone who is unable to participate in the conference, a recording will be available for 7 days beginning at 6:30 p.m. Eastern Time today. To access the playback call 1-888-203-1112 and enter replay code “5689378#”. International callers should dial 1-719-457-0820.

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901

Annual Meeting of Shareholders

The Company’s Annual Meeting of Shareholders will be held Wednesday, August 13, 2014 beginning at 10:00 a.m. Denver time at The Hotel Boulderado located at 2115 Thirteenth Street, Boulder, Colorado 80302.  Shareholders and members of the press are cordially invited to attend. A continental breakfast will be available beginning at 9:00 a.m.  Directions to The Hotel Boulderado are available on our website at www.uqm.com.

About UQM

UQM Technologies is a developer and manufacturer of power-dense, high-efficiency electric motors, generators and power electronic controllers for the commercial truck, bus, automotive, marine and military markets. A major emphasis for UQM is developing propulsion systems for electric, hybrid electric, plug-in hybrid electric and fuel cell electric vehicles. UQM is TS 16949 certified and located in Longmont, Colorado.

This Release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements appear in a number of places in this Release and include statements regarding our plans, beliefs or current expectations; including those plans, beliefs and expectations of our management with respect to, among other things, new product developments, future orders to be received from our customers, sales of products from inventory, future financial results, liquidity and the continued growth of the electric-powered vehicle industry. Important Risk Factors that could cause actual results to differ from those contained in the forward-looking statements are contained in our Form 10-K and Form 10-Q’s, which are available through our website at www.uqm.com  or at www.sec.gov.

####Table Attached####

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901

UQM TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Condensed Statements of Operations (unaudited)

	Quarter Ended June 30,
	2014	2013
Revenue:
Product sales	$823,032	$1,687,260
Contract services	196,516	261,251
	1,019,548	1,948,511
Operating costs and expenses:
Costs of product sales	464,028	1,105,535
Costs of contract services	148,234	180,734
Research and development	84,404	54,908
Production engineering	1,227,191	1,093,069
Reimbursement of costs under DOE grant	(716,014)	(773,458)
Selling, general and administrative	1,128,531	1,244,401
Gain on sale of facility held for sale	-	(40,032)
	2,336,374	2,865,157

Loss before other income	(1,316,826)	(916,646)

Other income:
Interest income	6,789	129
Other	-	163
	6,789	292

Net loss	$(1,310,037)	$(916,354)

Net loss per common share - basic and
diluted	$(0.03)	$(0.02)
Weighted average number of shares of common
stock outstanding - basic and diluted	39,788,769	36,669,033

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901

UQM TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets

	June 30, 2014	March 31, 2014
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,458,909	$10,247,112
Short-term investments	63,182	63,029
Accounts receivable	889,745	960,419
Costs and estimated earnings in excess of billings on uncompleted contracts	147,235	341,255
Inventories	9,940,009	10,054,422
Prepaid expenses and other current assets	488,125	263,988
Total current assets	20,987,205	21,930,225

Property and equipment, at cost:
Land	1,683,330	1,683,330
Building	4,516,301	4,516,301
Machinery and equipment	7,728,795	7,706,066
	13,928,426	13,905,697
Less accumulated depreciation	(6,593,210)	(6,337,924)
Net property and equipment	7,335,216	7,567,773

Patent costs, net of accumulated amortization of $882,830 and $878,707, respectively	229,336	227,015
Trademark costs, net of accumulated amortization of $69,793 and $68,718, respectively	106,048	107,123
Other assets	2,997	2,997
Total assets	$28,660,802	$29,835,133

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$362,907	$386,293
Other current liabilities	1,432,891	1,491,745
Total current liabilities	1,795,798	1,878,038

Long-term deferred compensation under executive employment agreements	206,836	182,100

Total liabilities	2,002,634	2,060,138

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, 50,000,000 shares
authorized; 39,798,538 and 39,777,767 shares
issued and outstanding, respectively	397,985	397,778
Additional paid-in capital	121,518,765	121,325,762
Accumulated deficit	(95,258,582)	(93,948,545)
Total stockholders’ equity	26,658,168	27,774,995

Total liabilities and stockholders’ equity	$28,660,802	$29,835,133

#End Table

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UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901